UNITED STATES
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SCHEDULE 14A
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Hiland Holdings GP, LP

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Hiland Partners, LP and Hiland Holdings GP, LP Announce Adjournment of Special Meetings of Unitholders Until October 27, 2009
     ENID, OKLAHOMA, October 20, 2009—Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) announced today that each company adjourned its special meeting of unitholders that took place this morning.
     The Hiland Partners special meeting was adjourned and the vote postponed until October 27, 2009 at 10:30 a.m., central time, and the Hiland Holdings special meeting was adjourned and the vote postponed until October 27, 2009 at 9:00 a.m., central time. Each special meeting will be held at 302 N. Independence, Ball Room, Second Floor, Enid, Oklahoma 73701.
     As of the commencement of the Hiland Partners special meeting, approximately 59% of the common units represented by proxies received thus far from public unitholders had voted “FOR” approval of the previously announced proposed merger of Hiland Partners with an affiliate of Harold Hamm (the “Hiland Partners merger”). These proxies amounted to approximately 1.7 million common units or approximately 43% of all outstanding common units held by public unitholders. Because approval of the Hiland Partners merger is conditioned upon the approval of holders of a majority of all outstanding common units held by public unitholders of Hiland Partners, the Hiland Partners board of directors adjourned the Hiland Partners special meeting to allow for additional time to solicit proxies from public unitholders.
     As of the commencement of the Hiland Holdings special meeting, approximately 58% of the common units represented by proxies received thus far from public unitholders had voted “FOR” approval of the previously announced proposed merger of Hiland Holdings with an affiliate of Harold Hamm (the “Hiland Holdings merger”). These proxies amounted to approximately 3.6 million common units or approximately 43% of all outstanding common units held by public unitholders. Because approval of the Hiland Holdings merger is conditioned upon the approval of holders of a majority of all outstanding common units held by public unitholders of Hiland Holdings, the Hiland Holdings board of directors adjourned the Hiland Holdings special meeting to allow for additional time to solicit proxies from public unitholders.
     Each of the Hiland Partners merger agreement and the Hiland Holdings merger agreement may be terminated if the effective time of such merger does not occur on or before November 1, 2009.
     Pursuant to the provisions of each merger agreement, the obligation of Harold Hamm and his affiliates to complete either of the mergers is conditioned upon, among other things, the concurrent completion of the other Hiland company merger. Harold Hamm and his affiliates may not waive this condition and complete only the Hiland Partners merger unless the Hiland Holdings merger is submitted to a vote of the unitholders of Hiland Holdings and the Hiland Holdings merger is not approved. Similarly, Harold Hamm and his affiliates may not waive this condition and complete only the Hiland Holdings merger unless the Hiland Partners merger is submitted to a vote of the unitholders of Hiland Partners and the Hiland Partners merger is not approved.

     The record date for determining unitholders eligible to vote at the special meetings will remain September 9, 2009. Valid proxies submitted by unitholders of Hiland Partners or Hiland Holdings prior to the adjourned October 20, 2009 special meetings will continue to be valid for purposes of the reconvened special meetings scheduled for October 27, 2009.
     Common unitholders of Hiland Partners or Hiland Holdings as of September 9, 2009 who have not voted but wish to do so or who would like to change their vote should contact D.F. King at 1-800-967-4612.
About the Hiland Companies
     Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,147 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.
     Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Forward-Looking Statements
     This press release includes certain statements concerning expectations for the future that are forward-looking statements, including statements about the preliminary results of a solicitation. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the definitive joint proxy statement filed by Hiland Partners and Hiland Holdings, in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Any such forward looking statements are made as of the date of this press release and neither Hiland Partners nor Hiland Holdings undertakes any obligation to update or revise any such forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP (580) 242-6040